EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Towerstream Corporation and Subsidiaries on Form S-3, as amended (File No. 333-187548, File No. 333-166239, File No. 333-141405, and File No. 333-178868) and on Form S-8 (File No. 333-161180, File No. 333-151306, and File No. 333-174107) of our report dated March 12, 2015, with respect to our audits of the consolidated financial statements of Towerstream Corporation and Subsidiaries as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 and our report dated March 12, 2015 with respect to our audit of the effectiveness of internal control over financial reporting of Towerstream Corporation and Subsidiaries as of December 31, 2014, which reports are included in this Annual Report on Form 10-K of Towerstream Corporation and Subsidiaries for the year ended December 31, 2014.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 12, 2015